February 2, 1999

Ernst & Young LLP1300 Huntington BuildingPhone: 216-861-5000
                                925 Euclid Avenue
                           Cleveland, Ohio 44115-1405

Securities and Exchange Commission
450 Fifth Street N. W.
Washington D.C.  20549

We have read Item 4 of Form 8-K dated January 29, 1999 of Colmena Corp. and are in agreement with the statements contained in the first, second and third paragraphs of item four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP
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/s/ Ernst & Young LLP

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